CERTIFICATE or INCORPORATION
                                       OF
                             OMEGA-MED CORPORATION



                                    ARTICLE I

     The name of the Corporation is Omega-Med Corporationan.

                                   ARTICLE II

     The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wi1mington, County of New Castle, 19801. The name of its registered agent at such address is the Corporation Trust Company.

                                   ARTICLE III

     The purpose of the Corporation as to engage in any lawful act or activity for which a corporation may now or hereafter be organized under the General Corporation Law of the State of Delaware.


                                   ARTICLE IV

The total authorized number of shares of the Corporation shall be 30,000,000 shares all designated as Common Stock, $.00l par value. The Board of Directors is hereby empowered to cause the Preferred Stock to be issued from time to time for such consideration as it may from time to time fix, and to cause such Preferred Stock to be issued in Series with such voting powers and such designations, preferences and relative, participation or optional or other special rights as designated by the board of directors in the resolution providing for the issuance of such series. Shares of Preferred Stock of any one series shall be identical in all respects.

                                    ARTICLE V

     The name and mailing address of the Incorporator is:

                          Robert B. Krintzman
                          Venture Counsel, Inc.
                          4330 La Jolla Village Drive, Suite 330
                          San Diego, CA 92122


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                                   ARTICLE VI

     A. The Corporation may indemnity, to the full extent authorized or permitted by law, any person made, or threatened to be made, a defendant or witness to any action, suit or proceeding (whether civil or criminal or otherwise) by reason of the fact that he, his testator or intestate, is or was a director or officer of the corporation or by reason of the fact that he, his testator or intestate, is or was a director or officer of the Corporation or by reason of the fact that such director or officer, at the request of the Corporation, is or was serving any other corporation, partnership, joint venture, employee benefit plan or other enterprise, in any capacity. Nothing contained herein shall affect any rights to indemnification to which employees other than directors or officers may be entitled by law. No amendment or repeal of this Section A of Article VI shall apply to or have any effect on any right to indemnification provided hereunder with respect to any acts or omissions occurring prior to such amendment or repeal.

     B. No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such a director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of low (iii) pursuant to Section 174 of the GCL, or (iv) for any transaction form which such director derived an improper personal benefit. No amendment to or repeal of this Section B of this Article V shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

     C. In furtherance and not in limitation of the powers conferred by stature:

          (i) the Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is serving at the request of the Corporations as a director, officer, employee or agent of any corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of law; and

          (ii) the Corporation may create a trust fund, grant a security interest and/or use other means (including, without limitation, Letters of credit, surety bonds and/or other similar arrangements), as well as enter into contracts providing indemnification to the full extent authorized or permitted by law and including as part hereof provisions with respect to any or all of the foregoing to ensure the payment of such amounts as may become necessary to effect indemnification as provided therin, or elsewhere.


                                   ARTICLE VII

     Subject to the foregoing, the Corporation reserves the right to appeal, alter, amend, or rescind arty provision contained in this Amended Certificate of Incorporation, in the manner now or hereafter prescribed by statue, and all rights conferred on stockholders heroin are granted subject to this reservation.

     I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and accordingly hereunto set my hand this 30th day of March, 1999.


                                           By: /s/ Robert D. Krintzman
                                              ---------------------------
                                                    (Incorporation)

                                          Name: ROBERT D. KRINTZMAN
                                                  (Type or Print)